MINERAL PROPERTY ACQUISITION AGREEMENT

THIS MINERAL PROPERTY ACQUISITION AGREEMENT (“Agreement”) is made effective as of the 4th day of October, 2012 (the “Effective Date”) by and between Brian McClay, a British Columbia, Canada, resident (“Seller”) and Joshua Gold Resources Inc., a Nevada corporation (“Purchaser”). Purchaser and Seller are collectively referred to herein as the “Parties” and individually as a “Party”.

RECITALS:

WHEREAS, Seller is the beneficial owner of an undivided one hundred percent (100%) interest in and to those certain mineral interests described and illustrated in Exhibit “A” attached hereto (the “Property”) located at Swayze and Dore Townships, Ontario, Canada; and

WHEREAS, Seller has agreed to sell an undivided one hundred percent (100%) interest in and to the Property (the “Conveyed Property”) to Purchaser and Purchaser has agreed to purchase the Conveyed Property pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the forgoing recitals, the mutual terms, covenants and conditions contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.

Defined Terms.  For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)

“Agreement”, “this Agreement”, “herein”, “hereby”, “hereof”, “hereunder” and similar expressions shall mean or refer to this Agreement and any and all agreements or instruments supplemental or ancillary hereto and the expression “section” followed by a number means and refers to the specified section of this Agreement;

(b)

“Closing” has the meaning set out in Section 4 of this Agreement;

(c)

“Closing Date” has the meaning set out in Section 4 of this Agreement;

(d)

“Damages” has the meaning set out in Section 8 of this Agreement;

(e)

“Expenditures” means all direct and indirect expenses of or incidental to Operations conducted by on or behalf of the Purchaser together with any and all costs, fees and expenses that may be paid to obtain feasibility, engineering or other studies or reports on or with respect to the Conveyed Property;

(f)

“Indemnified Party” has the meaning set out in Section 8 of this Agreement;

(g)

 “Indemnifying Party” has the meaning set out in Section 8 of this Agreement;

(h)

“Operations” means any and every kind of work which the Purchaser in its sole and absolute discretion elects to do or to have done to conduct mineral exploration on the Conveyed Property;

(i)

“Parties” shall mean the Purchaser and the Seller and their respective administrators, successors and permitted assigns; and

(j)

“Property” has the meaning set out in the Recitals to this Agreement.

2.

Acquisition of the Property.  Subject to the terms and conditions contained herein, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller the Conveyed Property free from all liens, mortgages, charges, pledges, encumbrances or other burdens with all rights now or thereafter attached thereto.

3.

Purchase Consideration.  As consideration for the sale of the Conveyed Property, Purchaser shall deliver the following to Seller in the manner set forth below:

(a)

Closing Date.  Fifty Thousand and No/100 Dollars (CDN$50,000.00) within three (3) business days following the Closing Date;

(b)

February 4, 2013.

(i)

One Hundred Thousand and No/100 Dollars (CDN$100,000.00) on or before February 4, 2013; and

(ii)

Two Hundred Thousand (200,000) common shares of the Purchaser on or before February 4, 2013.

(c)

April 4, 2013.

(i)

One Hundred Fifty Thousand and No/100 Dollars (CDN$150,000.00) on or before April 4, 2013; and

(ii)

Two Hundred Thousand (200,000) common shares of the Purchaser on or before April 4, 2013.

(d)

October 4, 2013.

(i)

Three Hundred Thousand and No/100 Dollars (CDN$300,000.00) on or before October 4, 2013;

(ii)

Two Hundred and Fifty Thousand (250,000) common shares of the Purchaser on or before October 4, 2013;

(e)

April 4, 2014.

(i)

Three Hundred Thousand and No/100 Dollars (CDN$300,000.00) on or before April 4, 2014;

(ii)

Two Hundred and Fifty Thousand (250,000) common shares of the Purchaser on or before April 4, 2014;

(f)

October 4, 2014.

(i)

Three Hundred Thousand and No/100 Dollars (CDN$300,000.00) on or before October 4, 2014;

(ii)

Two Hundred and Fifty Thousand (250,000) common shares of the Purchaser on or before October 4, 2014;

(g)

April 4, 2015.

(i)

Three Hundred Thousand and No/100 Dollars (CDN$300,000.00) on or before April 4, 2015;

(ii)

Five Hundred and Fifty Thousand (550,000) common shares of the Purchaser on or before April 4, 2015;

(h)

Reserve.  Upon completion of a NI 43-101 compliant Indicated Reserve of One Million (1,000,000) Troy Ounces of Gold (Aurum Metal) on the Conveyed Property, Purchaser shall pay One Million and No/100 Dollars (CDN$1,000,000.00) to Seller.

(i)

Production.

(i)

Upon production of One Million (1,000,000) Troy Ounces of Gold (Aurum Metal) from the Conveyed Property, Purchaser shall pay One Million and No/100 Dollars (CDN$1,000,000.00) to Seller.

(ii)

Upon production of Three Million (3,000,000) Troy Ounces of Gold (Aurum Metal) from the Conveyed Property, Purchaser shall pay Two Million and No/100 Dollars (CDN$2,000,000.00) to Seller.

(iii)

Upon production of Five Million (5,000,000) Troy Ounces of Gold (Aurum Metal) from the Conveyed Property, Purchaser shall pay Two Million and No/100 Dollars (CDN$2,000,000.00) to Seller.

(j)

Early Buyout Option.  The Purchaser shall have the option of early buyout within one year of execution for a cash payment of $750,000 and 750,000 shares.

4.

Closing.  The closing (the “Closing”) of the transactions contemplated hereby shall take place simultaneous with the execution of this Agreement by the Parties (the “Closing Date”).  At, or prior to, Closing, the Parties shall each execute and deliver, or cause to be executed and delivered, effective as of the date hereof, the following agreements and other instruments:

(a)

all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and consents, including all necessary consents and approvals, and any other documents necessary or reasonably required to effectively transfer the Conveyed Property to the Purchaser (or, at the sole and absolute discretion of the Purchaser, to such other entity or subsidiary as may be determined by the Purchaser) with good and marketable title, free and clear of all mortgages, liens, charges, pledges, claims, security interests or encumbrances whatsoever; and

(b)

all necessary consents and approvals in writing to the completion of the transactions contemplated herein.

5.

Net Smelter Returns.  Upon the Commencement of Commercial Production (as defined in Exhibit “B” attached hereto), Purchaser shall pay to Seller a royalty (the “Royalty”) in an amount equal to three percent (3%) of all Net Smelter Returns (as defined in Exhibit “B”) on minerals mined from the Conveyed Property (the “Seller NSR”) on the terms and conditions as set out in this Section 5 and in Exhibit "B" attached hereto and by this reference incorporated herein.  Notwithstanding the foregoing, at any point in time following the Closing Date and upon Purchaser’s sole election, Seller shall sell to Purchaser fifty percent (50%) of the Seller NSR (the “NSR Sale”) for a purchase price of One Million Five Hundred Thousand and No/100 Dollars (CDN$1,500,000.00).  Following the consummation of the NSR Sale, Purchaser acknowledges and agrees that Purchaser shall only be entitled to receive, upon Commencement of Commercial Production, a royalty of 1.5% of all net smelter returns on minerals mined from the Conveyed Property in accordance with this Section 5 and Exhibit “B” attached hereto and by this reference incorporated herein.

6.

Representations and Warranties of Seller.  Seller hereby represents and warrants to Purchaser as follows:

(a)

Seller is an individual resident of the Province of British Columbia, Canada and has all requisite power and authority to enter into the Agreement and to carry out the provisions hereof;

(b)

at the time of transfer to Purchaser, Seller has paid all of the consideration required to be paid to previous title holders and is the beneficial owner of a 100% undivided interest in and to the Conveyed Property;

(c)

there is no adverse claim or challenge to the ownership of or title to any part of the Conveyed Property nor to the knowledge of Seller is there any basis therefore;

(d)

the mineral claims and or patented claims and or mining lease comprising the Conveyed Property have been properly staked and recorded and are in good standing in the mining division in which they were recorded;

(e)

to the best of Seller’s knowledge, any and all previous work conducted on the Conveyed Property was conducted in accordance with all applicable environmental law, orders and rulings;

(f)

all taxes, assessments, rentals, levies or other payments relating to the Conveyed Property and required to be made to any federal, provincial or municipal governmental instrumentality have been made;

(g)

all assessment work has been performed, filed and recorded to maintain the Conveyed Property in good standing;

(h)

the Conveyed Property (including all ores, concentrates, minerals, metals or products in, on or under the Conveyed Property or which may be removed or extricated from) and the Seller's 100% interest therein, are free and clear of any and all liens, charges, claims, encumbrances, mortgages, hypothecs, agreements, adverse claims (including, without limitation, any order or judgment relating to the Conveyed Property or any legal proceedings in process, pending or threatened which might result in any such order or judgment), royalties or other payments in the nature of a rent or royalty, or other interests of whatsoever nature or kind, recorded or unrecorded;

(i)

the Seller has not received from any governmental instrumentality any notice of, or communication relating to, any actual or alleged breach of any environmental laws, regulations, policies or requirements, and there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Conveyed Property or any operations carried out thereon;

(j)

none of the execution or delivery hereof or the performance by the Seller of its obligations hereunder will cause default under, or conflict, with any provisions of any agreements to which the Seller is a party;

(k)

to the best of Seller's knowledge, the Conveyed Property is free and clear of all unprotected open mine shafts, mine openings or workings, open pits, rock stockpiles, mine tailings, or waste materials;

(l)

to the best of Seller’s knowledge, there have been no material spills, discharges, leaks, emissions, ejections, escapes, dumpings or other releases of any kind of any toxic or hazardous substances in, on or under the Conveyed Property or the environment surrounding it and there is no presence of polychlorinated biphenyl in, on or under the Conveyed Property;

(m)

the Seller has not granted any person or corporation access to or the right to enter upon and explore or investigate the mineral potential of the Conveyed Property nor is Seller aware of any such exploration or investigation having been conducted thereon without the Seller’s expressed knowledge and or written consent;

(n)

the Conveyed Property is not subject to any outstanding obligations or liabilities whatsoever or any agreement with any third party;

(o)

there are no outstanding or pending actions, suits or claims affecting all or any part of the Conveyed Property;

(p)

the Seller has and will continue to make available to the Purchaser all information in its possession or control relating to work done on or with respect to the Conveyed Property which could possibly be considered to be materially significant in indicating whether the Conveyed Property might or might not have the potential for economic mineralization;

(q)

the surface rights of the Conveyed Property have not been dealt with or encumbered in any fashion by it and it has the right and has unimpeded access to the surface area of the Conveyed Property;

(r)

neither the entering into of this Agreement nor the conveyance to the Purchaser of an ownership interest in the Conveyed Property is or will be in contravention of the Planning Act (Ontario);

(s)

the Seller is not aware of any restriction on the zoning of the Conveyed Property or any proposed change to such zoning which would hinder or prohibit the intended use by the Purchaser of the Conveyed Property for exploration and mining activity;

(t)

there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon the Seller to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber the Conveyed Property other than pursuant to the provisions of this Agreement; and

(u)

The covenants, representations and warranties of the Seller contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall survive the execution of this Agreement.

7.

Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Seller as follows:

(a)

Purchaser is a corporation duly organized and validly existing under the laws of the State of Nevada and has all requisite power and authority to carry on its businesses, to own, lease, operate and hold its properties and assets, to enter into the Agreement and to carry out the provisions hereof;

(b)     the execution and delivery of this Agreement and the agreements contemplated hereby have been duly authorized by all necessary corporate action on the Purchaser's part;

(c)

no proceedings are pending for, and the Purchaser is unaware of, any basis for the institution of any proceedings leading to the dissolution or winding up of the Purchaser or the placing of the Purchaser in bankruptcy or subject to any other laws governing the affairs of insolvent companies;

(d)

there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or, to the best of the knowledge, information and belief of the Purchaser, after making due inquiry, threatened against or affecting the Purchaser at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency;

(e)

Purchaser will do all work on the Conveyed Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority, including without limitation, any and all applicable environmental law, orders and rulings;

(f)

neither this Agreement nor any other document, certificate or statement furnished to Seller by or on behalf of the Purchaser in connection with the transactions contemplated hereby knowingly or negligently contains any untrue or incomplete statement of material fact or omits to state a material fact necessary in order to make the statements therein not misleading; and

(g)

the covenants, representations and warranties of the Purchaser contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall survive the execution of this Agreement.

8.

Indemnification.  Each Party (the “Indemnifying Party”) shall, and hereby agrees to, indemnify and hold harmless the other Party (the “Indemnified Party”) at all times from and after the Closing Date against and in respect to any Damages, as hereinafter defined.  “Damages”, as used herein, shall include any claims, actions, demands, losses, liabilities (joint or several), penalties, damages, judgments, costs and expenses, including reasonable counsel fees incurred in investigating or in attempting to avoid the same or oppose the imposition thereto, or in enforcing the provisions of this paragraph, resulting to the Indemnified Party from:

(a)

Any inaccurate representation made by the Indemnifying Party in or under this Agreement; and/or

(b)

Breach of default in the performance by the Indemnifying Party of any of the warranties and obligations to be performed by it hereunder.

9.

Damages.  In the event that Purchaser fails to make a payment hereunder or otherwise fails to deliver the consideration in the manner specified in Section 3 hereof and such breach is not cured within ten (10) days of receipt of written notice specifying the breach, Seller, at its sole option, may terminate this Agreement.  Upon termination of the Agreement hereunder, the Conveyed Property shall immediately revert back to the Seller and all payments made to the Seller as of the date of termination shall be non-refundable. In the alternative, should Seller choose not to terminate this Agreement, the unpaid balance of the purchase consideration shall accrue interest at a default rate of one and one percent (1%) per month.

10.

Relationship of Parties.  The Parties have not created a partnership and nothing shall be construed so as to conclude that Seller and Purchaser are employees or employers of one another, joint venturers, partners or anything other than independent of one another.  No Party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other party except as may be, from time to time, agreed upon in writing between the parties or as otherwise expressly provided.

11.

Compliance with the Law.   The Parties shall comply with all applicable laws and government regulations applicable to their activities under this Agreement.

12.

Entire Agreement.  This Agreement, including all Exhibits attached hereto, shall constitute the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes any and all prior and/or existing agreements or understandings between the Parties concerning or related to matters referred to herein.  No agreement or understanding to modify this Agreement shall be binding upon either Party unless in writing and signed by both Parties.

13.

Waiver.  Except as otherwise specified in this Agreement, the failure of either Party to exercise any of its rights under this Agreement on one occasion shall not be deemed a waiver of such rights or any other right on any other occasions.

14.

Notices.  Any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been sufficiently given or served and effective for all purposes when delivered by a nationally recognized overnight delivery service or three (3) days after deposit with the United States or Canadian Postal Service via certified mail, postage pre-paid, addressed as follows:

If to Seller, then to:

Brian McClay

652 Millbank

Vancouver, BC, Canada V5Z 4B7

If to Purchaser, then to:

Joshua Gold Resources Inc.

Attn:  Benjamin Ward

99 Bronte Road, Suite 121

Oakville, Ontario, Canada L6L 3B7

with a copy to:

H. Grady Thrasher, IV

Joyce Thrasher Kaiser & Liss, LLC

Five Concourse Parkway, Suite 2600

Atlanta, Georgia, USA 30328

Any Party hereto may change its address of record for receiving notices by giving the other Party notice of such change in the manner set forth above.

15.

Assignment.  This Agreement may not be assigned or transferred by any Party without the prior, written consent of the other Party.

16.

Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

17.

Heading; Severability.  The section headings contained herein are for convenience only and do not define, limit, construe or amplify the contents of such sections.  As used herein, the word “including” shall not be limiting.  If any part of this Agreement shall be adjudged by a court of competent jurisdiction to be invalid, such judgment shall not affect or impair any other provision.

18.

Survival.  The provisions of this Agreement which by their nature survive acceptance, performance and termination or expiration of this Agreement shall remain in full force and effect following termination or expiration of this Agreement.

19.

Counterparts.  This Agreement and any amendment hereof may be executed in any number of counterparts and by each Party on a separate counterpart, each of which, when so executed and delivered, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.  In producing this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the person against whom enforcement is sought.

[Signatures appear on following page]

EXECUTED AND DELIVERED by the Parties under seal, or by their duly authorized agent under seal, as of the Effective Date.

PURCHASER:

SELLER:

Joshua Gold Resources Inc., a

Nevada corporation.

By: /s/ Benjamin Ward

/s/ Brian McClay (Seal)

       Benjamin Ward, CEO                                          Brian McClay, Individually

               [Corporate Seal]

EXHIBIT “A”

Description of the Property

PROVINCE OF ONTARIO, CANADA – PORCUPINE MINING DISTRICT

RECORDED HOLDER

TOWNSHIP	MINING LEASE/CLAIM NUMBER #
SWAYZE	S20704
SWAYZE	S20703
SWAYZE	S20702
SWAYZE	S20707
SWAYZE	S20706
SWAYZE	S20705
SWAYZE	S20710
SWAYZE	S20709
SWAYZE	S20708
SWAYZE	S20713
SWAYZE	S20712
SWAYZE	S20711
SWAYZE	S20716
SWAYZE	S20715
SWAYZE	S20714
DORE	S20835

EXHIBIT "B"

NET SMELTER RETURNS ROYALTY

1. For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

(a)

"Commencement of Commercial Production" means:

(i)

if a mill is located on the Conveyed Property, the last day of a period of 40 consecutive days in which, for not less than 30 days, the mill processed Ore from the Conveyed Property at 60% of its rated concentrating capacity; or

(ii)

if a mill is not located on the Conveyed Property, the last day of a period of 30 consecutive days during which ore has been shipped from the Conveyed Property on a reasonably regular basis for the purpose of earning revenues, but any period of time during which ore or concentrate is shipped from the Property for testing purposes, or during which milling operations are undertaken as initial tune-up, shall not be taken into account in determining the date of Commencement of Commercial Production.

(b)

"Net Smelter Returns" shall mean the gross proceeds received by the Purchaser in any year from the sale of Product from the mining operation on the Property, less:

(i)

the cost of transportation of such Product to a smelter or other place of treatment, and

(ii)

smelter and treatment charges.

(c)

"Ore" shall mean any material containing a mineral or minerals of commercial economic value mined from the Conveyed Property; and

(d)

"Product" shall mean Ore mined from the Conveyed Property and any concentrates or other materials or products derived therefrom, but if any such Ore, concentrates or other materials or products are further treated as part of the mining operation in respect of the Property, such Ore, concentrates or other materials or products shall not be considered to be "Product" until after they have been so treated.

2.  For the purposes of calculating the amount of the Royalty payable to Seller hereunder, if, after the Commencement of Commercial Production, the Purchaser sells any Product to one of its subsidiaries or affiliates, and if the sale price of such Product is not negotiated on an arm's-length basis, the Purchaser shall for the purposes of calculating Net Smelter Returns only and notwithstanding the actual amount of such sale price, add to the proceeds from the sale of such Product an amount which would be sufficient to make such sale price represent a reasonable net sale price for such Product as if negotiated at arm's length.

3.  Purchaser shall by notice inform Seller of the quantum of such reasonable net sale price and, if Seller does not object thereto, within 60 days after receipt of such notice, said quantum shall be final and binding for the purposes of this Agreement.

4.  Purchaser may remove reasonable quantities of Ore and rock from the Conveyed Property for the purpose of bulk sampling and of testing, and there shall be no Royalty payable to the Seller with respect thereto unless revenues are derived therefrom.

5.  Purchaser shall have the right to commingle with Ores from the Conveyed Property, ore produced from other properties, provided that prior to such commingling, the Purchaser shall adopt and employ reasonable practices and procedures for weighing, determining moisture content, sampling and assaying, as well as utilize reasonable accurate recovery factors in order to determine the amounts of products derived from, or attributable to Ore mined and produced from the Conveyed Property. The Purchaser shall maintain accurate records of the results of such sampling, weighing and analysis as pertaining to ore mined and produced from the Conveyed Property.

6.  Installments of the Royalty payable shall be paid by the Purchaser to Seller promptly following the receipt by the Purchaser of the payment from the smelter, refinery or other place of treatment of the proceeds of sale of the minerals, Ore, concentrates or other product from the Conveyed Property.

7.  Purchaser agrees to maintain for each mining operation on the Conveyed Property, up-to-date and complete records relating to the production and sale of minerals, Ore, bullion and other product from the Conveyed Property, including accounts, records, statements and returns relating to treatment and smelting arrangements of such product, and Seller or its agents shall have the right at reasonable times and intervals, including for a period of 12 months following the expiration or termination of this Agreement, to inspect such records, statements and returns and make copies thereof at its own expense for the purpose of verifying the amount of Royalty payments to be made by Purchaser to Seller pursuant hereto.  Seller shall have the right to have such accounts audited by independent auditors at its own expense once each fiscal year.